AMENDMENT #1

TO THE $550,000 PROMISSORY NOTE DATED SEPTEMBER 14, 2018

The parties agree that the $550,000 Fixed Convertible Promissory Note (the “Note”) by and between Indoor Harvest Corp. (the “Borrower”) and Tangiers Global, LLC (the “Lender”) is hereby amended as described below. Any capitalized terms not defined herein shall have the meaning ascribed to them in the Note.

1.	Payment. The Lender shall make an additional payment to the Borrower of $171,050 of Consideration ($155,500 in cash and $15,550 in an OID) under the Note on or before December 13, 2018.

2.	Use of Proceeds. The Company covenants that it will within, two months of this Additional Consideration Date, it shall use approximately $155,500 of the proceeds in the manner set forth below (the “Use of Proceeds”):

$65,000 G&A Expenses, $17,500 HPA Pilot Systems, $25,000 2018 Audit, $20,000 Legal, $8,000 Accounting, $20,000 Proxy to restate articles

3.	Independent Transactions. The Borrower understands and agrees that the Note sets forth the terms for a series of independent transactions in which the Lender may elect to make a payment of Consideration to the Borrower with each payment of Consideration creating a separate obligation of the Borrower to the Lender with the terms set forth in the Note. Accordingly, the Maturity Date of each payment of Consideration, and the repayment terms for each payment of Consideration, are as set forth in the Note.

4.	The Borrower confirms that it has not undertaken any capital raise, whether through debt or equity, with any other party since the Effective Date of the Note.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated December 12, 2018 by signing below:

/s/ Chad Sykes		/s/ Justin Ederle
Indoor Harvest Corp.		Tangiers Global, LLC

By:	Chad Sykes	By:	Justin Ederle
Its:	Principal Accounting Officer	Its:	Managing Member